Exhibit 3.2

Sec. 180.1006	State of Wisconsin
Wis. Stats.	Department of Financial Institutions

ARTICLES OF AMENDMENT - STOCK, FOR PROFIT CORPORATION

A.	The present corporate name (prior to any change effected by this amendment) is:

School Specialty, Inc.

RESOLVED, THAT, the Articles of Incorporation be amended as follows: Paragraph C of Article VII of the Articles of Incorporation be restated in its entirety as follows:

Tenure and Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation or removal. Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the Board of Directors, however cause, shall be filled by the vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director; provided that any vacancy resulting from removal from office by a vote of the shareholders may be filled by a vote of the shareholders at the same meeting at which such removal occurs. Notwithstanding anything to the contrary herein any director so elected to fill any vacancy on the Board of Directors by the Board of Directors pursuant to the terms of this paragraph shall hold office until the next annual meeting of shareholders of the Corporation regardless of the remaining term of directors of the class to which he or she has been elected or until his or her earlier death, resignation or removal. At such meeting of shareholders of the Corporation the shareholders shall vote to fill that director position for the balance of the term associated with that position. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director will not take office until the vacancy occurs.

B.	Amendment(s) adopted on: August 18, 2009

(Indicate the method of adoption by checking (X) the appropriate choice below.)

	( )	In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)
OR	( X)	In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and the Shareholders)
OR	( )	In accordance with sec. 180.1005, Wis. Stats. (By the Board of Directors, before issuance of shares)

C.	Executed on: August 18, 2009

/s/ David J. Vander Zanden
David J. Vander Zanden, CEO

This document was drafted by Joseph F. Franzoi IV.

HEATHER G. ALFORD

FRANZOI & FRANZOI, S.C.

514 RACINE STREET

MENASHA, WI 54952

Our telephone number during the day: (920) 725-3916